Form 51-102F3
MATERIAL CHANGE REPORT

1.	Name and address of the Company.

TRELAWNEY MINING AND EXPLORATION INC. (the “Company”)
Suite 2810, 130 King Street West
Toronto, ON M5X 1A6

2.	Date of Material Change.

May 10, 2011

3.	News Release.

A press release disclosing the material change was released on May 10, 2011 through the facilities of Marketwire.

4.	Summary of Material Change.

The Company announced that it has entered into an agreement with a syndicate of underwriters led by RBC Capital Markets (the "Underwriters"), under which the Underwriters have agreed to purchase on a "bought deal" basis pursuant to a short form prospectus, 12,500,000 common shares of the Company at a price of CDN$4.00 per common share (the "Offering Price") for aggregate gross proceeds of CDN$50.0 million (the "Offering").  The Company has granted the underwriters an over-allotment option to purchase up to an additional 15% of the Offering at the Offering Price, exercisable in whole or in part, at any time prior to the 30th day following the Closing Date.

The material change is fully described in the Company’s press release which is attached as Schedule “A” and is incorporated herein.

5.	Full Description of Material Change.

A full description of the material change is contained under Item 4.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102.

The report is not being filed on a confidential basis.

7.	Omitted Information.

No significant facts have been omitted from this Material Change Report.

8.	Executive Officer.

Gregory Gibson, President and Chief Executive Officer.

9.	Date of Report.

This report is dated at Toronto, this 13th day of May, 2011.

TRELAWNEY MINING AND EXPLORATION INC.

Per:	“Lisa McCormack” (Signed)
Lisa McCormack, Corporate Secretary

SCHEDULE “A”

Trelawney Announces $50.0 Million Bought Deal Public Offering of Common Shares

NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

May 10, 2011 - Toronto, Ontario - Trelawney Mining and Exploration Inc. (“Trelawney” or the “Company”) (TSXV: TRR, Frankfurt: RTW) is pleased to announce that it has entered into an agreement with a syndicate of underwriters led by RBC Capital Markets (the "Underwriters"), under which the Underwriters have agreed to purchase on a "bought deal" basis pursuant to a short form prospectus, 12,500,000 common shares of the Company at a price of CDN$4.00 per common share (the "Offering Price") for aggregate gross proceeds of CDN$50.0 million (the "Offering").  The Company has granted the underwriters an over-allotment option to purchase up to an additional 15% of the Offering at the Offering Price, exercisable in whole or in part, at any time prior to the 30th day following the Closing Date.

Net proceeds of the offering will be used to advance development of the Company's Cote Lake project and for general corporate purposes.

The Offering is scheduled to close on or about May 31, 2011 (the "Closing Date") and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the TSX Venture Exchange.

Under the terms of the agreement, the Company is required to file a preliminary short-form prospectus and obtain a receipt from the securities regulatory authorities in all provinces of Canada, except Quebec, by May 16, 2011. The securities offered have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registrations requirements of such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which such offer, sale or solicitation would be unlawful.

Copies of the preliminary prospectus may be obtained from RBC Capital Markets, Attention: Distribution Centre, 277 Front St. W., 5th Floor, Toronto, Ontario M5H 2X4 (tel: 416-842-5349).

This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

For further information contact:	Greg Gibson, President and CEO
416-363-8567 or ggibson@trelawneymining.com
- or-
Andres Tinajero, CFO
416-363-8567 or atinajero@trelawneymining.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc.  Forward-looking statements address future events and conditions and therefore, involve inherent risks and uncertainties.  Actual results may differ materially from those currently anticipated in such statements.